Exhibit 99.1

December 10, 2008

A. O. Smith reduces forecast for the fourth quarter 2008

Milwaukee, WI - A. O. Smith Corporation (NYSE: AOS) today indicated it expects fourth quarter results will be weaker than expected due to sluggish demand in both its water heater and electric motor businesses. As a result, the previously communicated 2008 forecast of $2.80 to $2.90 per share will likely not be achieved.

A decline in global construction and consumer spending, intensified by inventory reductions by the company’s customers, has resulted in a significant drop in order volumes during the fourth quarter. The company responded with a decision to mitigate its inventory build throughout the quarter and aggressively curtailed production.

“The speed with which the market downturn confronted us is unprecedented,” Paul Jones, chairman and chief executive officer, said. “However, with current orders less than historical replacement demand levels, we expect inventories will likely be replenished in early 2009.”

“We are taking actions to further reduce costs and conserve cash in response to the market challenges. We are scrutinizing capital expenditures, maximizing working capital and reducing production schedules. We believe our financial strength gives us an advantage to navigate these challenging times.”

The company now expects fourth quarter earnings to be between $.15 and $.25 per share. For the year, it expects earnings per share to be between $2.63 and $2.73.

A. O. Smith will broadcast a live conference call at 11:00 am (Eastern Time) today to discuss the fourth quarter forecast as well as other matters. The call can be heard on the company’s website, www.aosmith.com.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; further weakening in housing construction; the potential for further weakening in commercial construction; a further slowdown in the Chinese economy; expected restructuring costs and savings realized; or further adverse changes in general economic conditions.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with 2007 sales of $2.3 billion, is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China. A. O. Smith is also one of the largest manufacturers of electric motors for residential and commercial applications in North America.

2